Exhibit 99
ValueVision Announces Second Quarter Results
2% Revenue Growth and $1.6MM Adjusted EBITDA
MINNEAPOLIS, MN—(PR NEWSWIRE)—August 22, 2007—ValueVision Media, Inc. (Nasdaq:VVTV) today announced results for the second quarter ended August 4, 2007.
Second Quarter Performance
ValueVision’s second quarter revenue was $190.6 million, an increase of 2% over last year. Second quarter EBITDA, as adjusted, was $1.6 million compared to an EBITDA, as adjusted, of $3.0 million in the same quarter last year. Net loss for the quarter was ($5.4) million compared to a net loss of ($0.7) million for the same quarter last year.
“Our sales growth of 2% reflects the general softness in consumer spending,” said William J. Lansing, President and Chief Executive Officer of ValueVision Media, Inc. “We are pleased that the restructuring efforts we undertook earlier this year enabled us to achieve positive EBITDA, as adjusted, for the quarter.”
Second Quarter Update
Grew Internet business. Increased sales on ShopNBC.com 18% in the second quarter. Internet sales now represent 27% of total merchandise sales.
Delivered Successful All Star Event. Our June All Star event realized results of $17 million in sales during the five-day event, an increase of 10% over last year.
Restructuring On-Track. The workforce reduction and facilities consolidation that we announced in the second quarter are in process and we are reaffirming our annual savings expectation of over $10 million.
Progressed with stock buyback. Repurchased 597,392 shares in the second quarter for $6.7 million. Our balance sheet remains strong with approximately $102 million in cash and no debt.
Financial Guidance
“We are maintaining our guidance of full-year revenue growth in the 6% — 8% range and EBITDA, as adjusted, of $15 to $20 million,” said Lansing. “We are focused on driving top line sales and containing our cost structure to deliver profitability for the second half of the year.”

Conference Call Information
Management has scheduled a conference call at 11:00 a.m. EDT/10:00 a.m. CDT on Thursday, August 23, 2007 to discuss second quarter results.
To participate in the conference call, please dial 1-888-791-1856 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 30 days after the conference call. To access the replay, please dial 1-866-434-5261.
You also may participate via live audio stream by logging on to https://e-meetings.mci.com. To access the audio stream, please use conference number 1530470 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.
EBITDA and EBITDA, as adjusted
The Company defines EBITDA as net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring costs; and non-cash stock option expense Management has included the term EBITDA, as adjusted, in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.
About ValueVision Media, Inc
Founded in 1990, ValueVision Media is an integrated direct marketing company that sells general merchandise directly to consumers through television, the Internet, and direct mail. It operates ShopNBC, one of the top three television shopping networks in the United States. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com or www.shopnbc.tv.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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SOURCE: ValueVision Media, Inc.
CONTACT: Investor Relations, Frank Elsenbast, Senior Vice President and Chief Financial
Officer, 952-943-6262 or Amy Kahlow, Director of Communications, 952-943-6717.

VALUE VISION MEDIA, INC.
Key Performance Metrics*
(Unaudited)

	Q2			YTD
	For the three months ending			For the six months ending
	8/4/2007	8/5/2006%		8/4/2007	8/5/2006%
Program Distribution
Cable FTEs	41,446	39,001	6%	40,901	38,633	6%
Satellite FTEs	27,486	25,747	7%	27,292	25,529	7%

Total FTEs (Average 000s)	68,932	64,748	6%	68,193	64,162	6%

Net Sales per FTE (Annualized)	$10.85	$1.39	-5%	$0.92	$11.25	-3%

Active Customers - 12 month rolling	867,016	817,676	6%	n/a	n/a

% New Customers - 12 month rolling	52%	55%		n/a	n/a

% Retained - 12 month rolling	48%	45%		n/a	n/a

Customer Penetration - 12 month rolling	1.3%	1.3%		n/a	n/a

Product Mix
Jewelry	40%	43%		40%	44%
Watches, Apparel and Health & Beauty	25%	23%		24%	22%
Home & All Other	35%	34%		36%	34%

Shipped Units (000s)	1,132	1,259	-10%	2,281	2,550	-11%

Average Price Point — shipped units	$233	$207	13%	$229	$200	15%

*	Includes ShopNBC TV and ShopNBC.com only.

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Six Month Periods Ended
	August 4,	August 5,	August 4,	August 5,
	2007	2006	2007	2006
Net sales	$190,613	$186,982	$378,722	$365,706
Cost of sales	123,291	121,755	245,287	237,277
(exclusive of depreciation and amortization shown below)

Operating expense:
Distribution and selling	60,033	55,492	120,493	110,401
General and administrative	6,210	7,057	13,705	13,863
Depreciation and amortization	5,261	5,374	10,847	10,750
Restructuring costs	2,043	—	2,043	—
Asset impairments and write offs	—	—	—	29

Total operating expense	73,547	67,923	147,088	135,043

Operating loss	(6,225)	(2,696)	(13,653)	(6,614)

Other income:
Other income (expense)	(119)	—	(119)	350
Interest income	1,575	1,015	2,815	1,961

Total other income	1,456	1,015	2,696	2,311

Loss before income taxes and equity in net income of affiliates	(4,769)	(1,681)	(10,957)	(4,303)
Gain on sale of RLM investment, net of tax	—	—	39,480	—
Equity in income of affiliates	—	1,000	609	1,546
Income tax provision	(640)	(15)	(161)	(30)

Net income (loss)	(5,409)	(696)	28,971	(2,787)
Accretion of redeemable preferred stock	(73)	(72)	(145)	(144)

Net income (loss) available to common shareholders	$(5,482)	$(768)	$28,826	$(2,931)

Net income (loss) per common share	$(0.15)	$(0.02)	$0.67	$(0.08)

Net income (loss) per common share — assuming dilution	$(0.15)	$(0.02)	$0.68	$(0.08)

Weighted average number of common shares outstanding:
Basic	37,366,541	37,736,419	42,822,333	37,707,761

Diluted	37,366,541	37,736,419	42,846,686	37,707,761

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	August 4,	February 3,
	2007	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,133	$41,496
Short-term investments	80,854	29,798
Accounts receivable, net	109,172	117,169
Inventories	72,620	66,622
Prepaid expenses and other	5,133	5,360

Total current assets	288,912	260,445

Property and equipment, net	36,054	40,107
FCC broadcasting license	31,943	31,943
NBC Trademark License Agreement, net	12,221	12,234
Cable distribution and marketing agreement, net	1,311	1,759
Other assets	908	5,492

	$371,349	$351,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,971	$57,196
Accrued liabilities	47,206	47,709
Deferred revenue	485	369

Total current liabilities	102,662	105,274

Other long-term obligations	—	2,553
Deferred revenue	2,169	1,699

Series A Redeemable Convertible Preferred Stock, $.01 par value, 5,339,500 shares authorized; 5,339,500 shares issued and outstanding	43,752	43,607

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 37,087,358 and 37,593,768 shares issued and outstanding	371	376
Warrants to purchase 4,036,858 shares of common stock	22,972	22,972
Additional paid-in capital	282,494	287,541
Accumulated deficit	(83,071)	(112,042)

Total shareholders’ equity	222,766	198,847

	$371,349	$351,980

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of EBITDA, as adjusted, to Net Income (Loss):

			Six-Month	Six-Month
	Second Quarter	Second Quarter	Period Ended	Period Ended
	4-Aug-07	5-Aug-06	4-Aug-07	5-Aug-06
EBITDA, as adjusted (000’s)	$1,631	$3,024	$249	$4,882
Less:
Non-operating gains (losses) and equity in income of RLM	(119)	1,000	39,970	1,896
Restructuring costs	(2,043)	—	(2,043)	—
Non-cash stock option expense	(552)	(346)	(1,012)	(746)

EBITDA (as defined) (a)	(1,083)	3,678	37,164	6,032

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA, as defined	(1,083)	3,678	37,164	6,032
Adjustments:
Depreciation and amortization	(5,261)	(5,374)	(10,847)	(10,750)
Interest income	1,575	1,015	2,815	1,961
Income taxes	(640)	(15)	(161)	(30)

Net income (loss)	$(5,409)	$(696)	$28,971	$(2,787)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines EBITDA, as adjusted, as EBITDA excluding non-recurring non-operating gains (losses) and equity in income of Ralph Lauren Media, LLC; non-recurring restructuring costs; and non-cash stock option expense.
     Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s “core” television and Internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our core business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies.